SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM  8-K
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PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2009

HARLEYSVILLE GROUP INC.
(Exact name of registrant as specified in its charter)
Delaware	0-14697	51-0241172
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

355 Maple Avenue, Harleysville, PA 19438-2297
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 256-5000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

ITEM 5.03.	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On February 19, 2009, the Board of Directors (the “Board”) of Harleysville Group Inc. (the “Company”) approved amendments to the Company’s By-Laws.  The amendments to the By-Laws:  (1) establish the notice and information requirements for any proposal, by a qualified stockholder, of a matter to be acted upon at any annual or special meeting of the Company’s stockholders, (2) establish the notice and information requirements for any nomination, by a qualified stockholder, of a nominee for election to the Board of Directors at any annual or special meeting of stockholders; and (3) provide that all rights of indemnification and advancement of expenses are contract rights, and can only be amended, modified or repealed on a prospective basis.

The requirements for any stockholder proposal (other than a nomination for election to the Board) are set forth in Section 14 of Article III of the By-Laws.  In general, notice of such proposal must be received by the Company at least 90 days prior to any annual meeting, and should contain the following information:  (a) a brief description of the business desired to be brought before the annual meeting or special meeting and the reasons for conducting such business at such meeting; (b) the name, residence and business address of the stockholder who intends to bring the business before the meeting (the “Proposing Stockholder”) as they appear on the Company’s books; (c) the name, residence and business address of the beneficial owner, if different than the Proposing Stockholder, of any of the shares owned of record by the Proposing Stockholder; (d) a representation as to the number of shares of the Company’s voting stock owned of record and beneficially by the Proposing Stockholder and, of the shares held of record, the number of shares, if any, which are owned beneficially by a person or entity other than the Proposing Stockholder, and any other ownership interests, including derivatives, hedged positions and other economic or voting interests in the Company; (e) a representation as to whether or not the stockholder or the beneficial owner, if different than the Proposing Stockholder, intends to deliver a proxy statement to the other stockholders of the Company; (f) a representation that the Proposing Stockholder intends to appear in person or by proxy to present the proposal at such meeting; (g) a detailed description of any material interest the Proposing Stockholder, or the beneficial owner, if different than the Proposing Stockholder, has in the business being proposed by the Proposing Stockholder; and (h) a detailed description of any agreements, understandings or arrangements that the Proposing Stockholder may have with any other persons or entities in connection with the business being proposed by the Proposing Stockholder.

The requirements for a nomination of a director candidate by a stockholder are set forth in Section 1(B) of Article IV of the By-Laws.  The information to be provided includes:  (a) the name, residence and business address of the stockholder who intends to make the nomination (the “Nominating Stockholder”) as they appear on the Company’s books; (b) the name, residence and business address of the beneficial owner, if different than the Nominating Stockholder, of any of the shares owned of record by the Nominating Stockholder; (c) a representation as to the number of shares of the Company’s voting stock owned of record and beneficially by the Nominating Stockholder and the number of shares, if any, which are owned beneficially by a beneficial owner of shares held of record by the Nominating Stockholder, and any other ownership interests, including derivatives, hedged positions and other economic or voting interests in the Company; (d) a representation that the Nominating Stockholder intends to appear in person or by proxy at the meeting to nominate the individuals specified in the notice; (e) a representation as to whether or not the stockholder or the beneficial owner, if different than the Nominating Stockholder, intends to deliver a proxy statement to the other stockholders of the Company; (f) information regarding each nominee such as would be required to be included in a proxy statement pursuant to the proxy rules of the Exchange Act of 1934 had the nominee been nominated by the Board of Directors; (g) a detailed description of all agreements, understandings or arrangements between and among the Nominating Stockholder, the beneficial owner, if different than the Nominating Stockholder, and each and every nominee; (h) a representation by each nominee providing that such nominee does not and will not have any undisclosed voting commitments or other arrangements with respect to such nominee’s actions as a director; and (i) the written consent of each nominee to serve as a director, if elected.

The amendments related to the rights to indemnification and advancement of expenses are set forth in Section 7 of Article VII of the By-Laws.

The Amended and Restated By-Laws of the Company including such changes are attached to this Form 8-K as Exhibit 3.1 and incorporated herein by reference.  The Amended and Restated By-Laws of the Company are also posted on its website at www.harleysvillegroup.com.

ITEM 8.01	OTHER EVENTS

                     On February 19, 2009, the Board declared a quarterly cash dividend of $0.30 per share, payable on March 30, 2009 to stockholders of record on March 16, 2009.

     The Company announced that, on the same date, the Board authorized a new share repurchase program pursuant to which the Company may repurchase up to 800,000 shares, with an approximate value of $25 million.  The Company intends to make such purchases from its public float.  The Board authorized the Company to make purchases under a Rule 10b5-1 trading plan, which permits the Company to repurchase its common stock during times when it would not otherwise be in the market due to self-imposed trading blackout periods or possible possession of nonpublic information.  The share repurchase program will remain in place for a maximum term of two years.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)              Exhibits

Number                              Description

3.1	Amended and Restated By-Laws of Harleysville Group Inc., revised February 19, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEYSVILLE GROUP INC.
Registrant

Date: February 24, 2009	By:	/s/Robert A. Kauffman
Robert A. Kauffman Senior Vice President, Secretary, General Counsel and Chief Governance Officer